Exhibit 10.3
May 6, 2026
Mike Torres
Offer of Employment by Dropbox, Inc.
Dear Mike:

On behalf of Dropbox, Inc. (“Dropbox”), we are pleased to offer you full-time employment in US - Washington - Seattle Metro, USA commencing on July 7, 2026, unless otherwise agreed to by you and Dropbox.1 Dropbox is a Virtual First company which means that your primary work experience will be remote. You will initially have the position of Chief Product Officer, Level MGR9 and will initially report to the Chief Executive Officer The terms of this Agreement are as follows:
1. Compensation

Salary. Your starting annualized salary will be $550,000.00 per year, paid in accordance with Dropbox’s normal payroll procedures.

Dropbox will pay you the below start bonus on your first regular pay date (subject to your continuous full-time employment through that date) through regular payroll and subject to normal withholding. Should you depart before the 1-year anniversary of that payment, it will be subject to a repayment obligation pursuant to the Bonus Repayment Agreement provided to you along with this Agreement.
$500,000.00

Bonus. You will be eligible to receive an annual bonus of 100% of your base salary, contingent upon Dropbox's annual performance and your annual performance rating. No bonus will be earned or received unless you are continuously employed in an eligible position throughout the applicable performance year and remain employed through the payment date. If you have been employed by Dropbox for less than a year, any bonus earned will be prorated. If you start on or after November 1 of your starting year, you will not be eligible for the bonus for that year but will be eligible in future years, subject to the bonus policy.

1 Nothing in this Agreement, including Section 10, requires that a change to your start date be in a writing signed by both parties. An electronic agreement to your new start date by both parties will be sufficient.

Equity. We will recommend to the Dropbox Board of Directors (or its delegate) that you be granted restricted stock units (“RSUs”) with an approximate current value of $29,100,000.00 under Dropbox’s equity incentive plan, with the number of shares granted to be determined by the average closing price of Dropbox common stock for the prior month (the “Grant”). The Grant will be subject to the terms of Dropbox’s Equity Award Grant Policy, equity incentive plan, and the Restricted Stock Unit Agreement between you and Dropbox. This Grant is further subject to the Board’s approval and the promise to recommend the approval does not create an obligation for Dropbox to issue any equity grant. Further details on the equity plan will be provided upon the Board’s (or its delegate’s) approval of the Grant. If approved, the Grant will be scheduled to vest in accordance with the following schedule: 5.93% of the RSUs will vest on each quarterly vesting date thereafter until the one (1)-year anniversary of the vesting commencement date of the Grant, 6.14% of the RSUs will vest on each quarterly vesting date thereafter until the two (2)-year anniversary of the vesting commencement date of the Grant, 6.36% of the RSUs will vest on each quarterly vesting date thereafter until the three (3)-year anniversary of the vesting commencement date of the Grant, and 6.57% of the RSUs will vest on each quarterly vesting date until the four (4) year anniversary of the vesting commencement date of the Grant, subject to your continuing to be a “service provider” (as such term is defined in the 2018 Equity Incentive Plan) through each such date.
2.Benefits. You and your family members will be eligible to participate in Dropbox’s standard employee benefits plans as they are provided to US - Washington - Seattle Metro, USA employees to the extent that you meet their eligibility criteria. This Section 2 does not create any obligation on the part of Dropbox to adopt or maintain any employee benefit plan or program at any time. Dropbox may amend or terminate, any employee benefit plan or program at any time.
3.Compliance with Applicable Law and Company Policies; Compensation Recovery. You must comply with applicable law, the Company’s Worldwide Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, including without limitation, any compensation recovery policies maintained by the Company from time to time. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Worldwide Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, will be a pre-condition to earning, or vesting in, any incentive compensation, and (ii) any incentive compensation which is subject to the Company’s Incentive-Based Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until such policy ceases to apply to such compensation and any other conditions applicable to such compensation are satisfied.

4.Confidentiality. As an employee of Dropbox, you will have access to certain confidential information of Dropbox and you may, during the course of your employment, develop certain information or inventions that will be Dropbox property. To protect Dropbox’s interests, you will need to sign Dropbox's standard “Employee Invention Assignment and Confidentiality Agreement” (“EIACA”) as a condition of your employment. We do not want you to, and we direct you not to, bring with you any confidential or proprietary material of any former employer or other party or to violate any other obligations you may have to any former employer or other party. You represent that your signing of this offer letter, agreement(s) concerning equity incentives granted to you, if any, and Dropbox’s EIACA and your commencement of employment with Dropbox will not violate or conflict with the terms of any agreement currently in place between you and current or past employers or other parties.

5.Duty of Loyalty. During the period that you render services to Dropbox, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Dropbox. You will disclose to Dropbox in writing any other employment, business or activity that you are currently associated with or participate in that competes or may compete with Dropbox. During the period that you render services to Dropbox, you will not assist any other person or organization in competing with Dropbox or in preparing to engage in competition with the business or proposed business of Dropbox.
6.At-Will Employment. If you decide to accept our offer, and we hope that you will, you will be an at-will employee of Dropbox, which means the employment relationship can be terminated by either you or Dropbox for any reason, at any time, with or without prior notice or cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program should not be regarded as assuring you of continuing employment for any period of time. Any modification or change in your at-will employment status may only occur by a written employment agreement signed by you and Dropbox’s Chief Executive Officer or his delegate. Dropbox reserves the right to modify the terms of your employment, as well as any of the terms set forth in this letter or in any other policy, letter or agreement.
7.Authorization to Work. Within three business days after starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. This offer of employment will be void if you fail to timely provide such authorization. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact your supervisor.
8.Arbitration (Not applicable to Sexual Harassment or Discrimination Claims). Except as explained in this paragraph, you and Dropbox shall submit to mandatory and exclusive binding arbitration of any and all controversies or claims arising from, or relating to, your employment with Dropbox and/or the termination of your employment that are based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The sole exceptions are claims for workplace sexual harassment and/or discrimination; claims under applicable workers’ compensation law; unemployment insurance claims; actions seeking provisional remedies pursuant to California Code of Civil Procedure Section 1281.8 or equivalent laws in other jurisdictions; and/or claims expressly prohibited by law from being subject to binding arbitration (the “Excluded Claims”). While you’re not required to arbitrate any of the Excluded Claims, you may choose to do so if you’d like once a dispute arises. It’s entirely up to you.

Also, you agree to submit any of the Excluded Claims to pre-suit mediation before filing any civil action alleging such claim(s). This way, the parties will have an early opportunity to try and reach an amicable resolution of their dispute. The mediation will be with a mutually selected neutral mediator from JAMS and Dropbox will pay all reasonable mediation fees. If either Dropbox or you brings both arbitrable and non-arbitrable claims in the same or related action, both agree that the non-arbitrable claims shall be stayed until the conclusion of arbitration, to the extent allowed by law.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION UNDER THIS
AGREEMENT. You and Dropbox agree that the arbitrator shall have the sole authority to determine the arbitrability of all claims. You also agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law and consistent with this Agreement, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the city closest to your work location where the AAA has an office, before a single neutral arbitrator, in accordance with the employment arbitration rules in effect at that time; alternatively, the parties may mutually agree on a location for arbitration through the AAA. The AAA Employment Arbitration Rules and Mediation may be found and reviewed at http://www.adr.org and click on “Rules and Procedures.” If you are unable to access these rules, please let the Recruiter know and they will provide you a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
9.Background Check. This offer and your employment are contingent upon satisfactory verification of criminal, education, and employment background. You will not be able to begin your employment until the verification has been completed, and this offer may be rescinded based upon information obtained from your background check, consistent with the applicable law.

10.Identity Verification. This offer and your employment are contingent upon identity verification. This process may involve document verification, biometric authentication, or other verification methods subject to applicable laws. Your failure to complete or pass identity verification may result in the rescission of this offer or, if already employed, termination, subject to applicable law. Please be advised that Dropbox does not collect, store, or otherwise access biometric information collected by the third-party verification service provider(s) used for worker identity verification.

11.Complete Agreement. This Agreement and the EIACA constitute the entire agreement relating to your employment and supersedes all prior offers, written or oral, with respect to your employment by Dropbox. Except as otherwise stated above, this Agreement may only be modified by an agreement in writing signed by both parties.
12.Governing Law. This Agreement, except to the extent governed by the Federal Arbitration Act, will be governed by the law of the state in which you work for Dropbox.
13.Acceptance. This offer will remain open until May 13, 2026 and is contingent upon you beginning continuous full-time employment by the commencement date above and in the location identified above. This offer, except to the extent governed by the Federal Arbitration Act, will be governed by US - Washington - Seattle Metro, USA law. Your signature will acknowledge that you have read and understood and agree to the terms of this offer and any attachments.

We look forward to welcoming you to Dropbox.

Very truly yours,

/s/ Drew Houston

Drew Houston
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael Torres	5/11/2026
Mike Torres	Date Signed